The American Funds Tax-Exempt Series II
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 02/28/10
File number 811-04694

77C.           The Board of Trustees of The American Funds Tax-Exempt Series II presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for The American Funds Tax-Exempt Series II are as follows:

Election of Trustees:

Trustee	Votes For	Votes Withheld
Lee A. Ault III	72,499,691	1,985,547
William H. Baribault	72,531,015	1,954,223
James G. Ellis	72,535,707	1,949,531
Martin Fenton	72,561,116	1,924,122
Leonard R. Fuller	72,544,168	1,941,070
Paul G. Haaga, Jr.	72,549,727	1,935,511
W. Scott Hedrick	72,520,865	1,964,373
R. Clark Hooper	72,521,720	1,963,518
Merit E. Janow	72,533,058	1,952,180
Laurel B. Mitchell	72,577,465	1,907,773
Frank M. Sanchez	72,574,246	1,910,992
Margaret Spellings	72,540,142	1,945,096
Steadman Upham	72,550,965	1,934,273

Approval of an agreement to reorganize the fund from a Massachusetts Business Trust into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
54,772,900	1,095,329	18,617,009

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	Policy regarding investing in tax-exempt securities
h.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	54,726,192	1,359,556	18,399,490
3b.	54,720,370	1,205,754	18,559,114
3c.	54,590,662	1,139,604	18,754,972
3d.	54,674,972	1,309,415	18,500,851
3e.	54,568,097	1,456,066	18,461,075
3f.	54,571,399	1,292,906	18,620,933
3g.	54,938,837	1,011,487	18,534,914
3h.	54,485,242	1,259,363	18,740,633

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
53,882,079	1,940,216	18,662,943

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
54,121,401	1,529,425	18,834,412

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
53,240,153	2,203,068	19,042,017

*Includes broker non-votes.